UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 5, 2005

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10301 Stella Link, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to a Lease Assignment and Asset Purchase Agreement dated December 9, 2004, between Biogen Idec and a wholly owned subsidiary of Tanox, Inc., on January 10, 2005, the Tanox subsidiary acquired from Biogen Idec certain manufacturing, process development and QA/QC equipment, related documentation, and furniture and fixtures housed in a 76,000 square foot leased facility in San Diego, California. Tanox sub also assumed the obligations of Biogen Idec under the triple net lease for the facility, which extends until October 2011, with two five-year extension options. Tanox sub paid approximately $5.5 million for the assets. Biogen Idec agreed to make available to Tanox sub certain transfer assistance services for a period of up to 22 weeks.

The lease agreement provides for basic rent payments of approximately $3.9 million per year, with 4% annual increases. Assuming Tanox sub is not then in default under the lease, and in consideration of Tanox sub’s agreement to extend the initial term of the Lease from 2008 until 2011, Biogen Idec agreed to make two payments to Tanox sub, each in the amount of approximately $2.4 million, on September 30, 2007 and November 30, 2008

5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In restructuring certain of its management roles, Tanox promoted Ed Hu to Vice President of Operations effective January 5, 2005. This position replaces and will be responsible for the functions previously handled by the Chief Operating Officer position, which had been held by Jeffrey Organ.

Since January 2004, Mr. Hu had served as Vice President - Financial Planning, Project & Portfolio Management., a capacity in which he managed both internal and collaborative projects, strengthening Tanox’s project management system and overseeing the project portfolio review process. Mr. Hu had been Tanox’s Director of Finance since July 2002 and previously served as Associate Director of Financial Planning and Analysis from the time he joined Tanox in October 2000. From 1998 to 2000, he held the position of Manager of Financial Planning and Analysis with Biogen, Inc. (n/k/a Biogen Idec), where he managed the business planning of Biogen’s R&D and clinical operations, managed long range planning, and provided project planning and analysis support to key development project teams. From 1996 to 1998 he was a Senior Financial Analyst with Merck & Co., Inc. Mr. Hu, who is 42, received his MBA and completed his Ph.D. work in Biophysics and Biochemistry at Carnegie Mellon University.

Item 7.01. Regulation FD Disclosure.

Based on information received by Tanox from Genentech, Inc., one of its collaboration partners for Xolair® (Omalizumab) For Subcutaneous Use, Tanox makes the following statements with respect to Xolair. Tanox has been advised that the information regarding physician prescriptions, patient cases and reimbursement rates was received by Genentech from third parties and that such information is true, to the best of Genentech’s knowledge.

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For 2004, total net sales for Xolair were $188.5 million. In the fourth quarter of 2004, total net sales for Xolair were $61 million. At the end of 2004, 52 percent of the target physician population of 10,500 had prescribed Xolair, while the total number of patient cases referred for Xolair treatment was approximately 33,000.

Reimbursement for Xolair continues to remain high, with more than 85% of patients approved by payers. The impact of Medicare Modernization Act on Xolair is expected to be minimal given that Xolair has a small Medicare patient population.

Tanox continues to be encouraged by the market acceptance of Xolair among both patients and physicians.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2005	TANOX, INC.

	By:	Nancy T. Chang
Nancy T. Chang
President and Chief Executive Officer

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